UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

TUCSON ELECTRIC POWER COMPANY

(Exact name of registrant as specified in its charter)

Arizona	86-0062700
(State of incorporation or organization)	(IRS Employee Identification No.)

One South Church Avenue, Suite 100 Tucson, AZ	85701
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: N/A

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☑

Securities Act registration statement file numbers to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, without par value

(Title of class)

N/A

(Name of each exchange on which each class is to be registered)

Item 1.	Description of Registrant’s Securities to be Registered

The following description of Tucson Electric Power Company’s (the “Company”) common stock and the related provisions of its Restated Articles of Incorporation, as amended (the “Articles”), and Bylaws, as amended (the “Bylaws”), are summaries and are qualified by reference to its Restated Articles of Incorporation and Bylaws, which have been previously filed with the SEC and are incorporated by reference as exhibits to this registration statement, as well as to applicable Arizona law.

The Company is authorized to issue 75,000,000 shares of common stock, without par value per share (the “Common Stock”) and 1,000,000 shares of Preferred Stock without par value (the “Preferred Stock”). As of November 1, 2011, Unisource Energy Corporation, the Company’s parent, owns and holds all 32,139,434 shares of the Company’s outstanding and authorized, fully paid and non-assessable Common Stock. As of November 1, 2011, there were no shares of the Company’s Preferred Stock outstanding. The board of directors of the Company (the “Board of Directors”) has the authority to divide the Preferred Stock into series and to determine the designation, preferences, privileges and voting powers of the shares of any such series, as well as the restrictions and qualifications thereof, all to the extent and in the manner provided by Arizona law.

Except to the extent provided otherwise by Arizona law or by the terms of the Preferred Stock, or any series thereof, all voting power vests exclusively in the holders of shares of Common Stock. Holders of the Company’s Common Stock are entitled to one vote per share on all matters on which holders of Common Stock may vote. Action on a matter, other than the election of directors, is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless Arizona law requires a greater number of affirmative votes.

The Company’s Common Stock does not provide for dividend, conversion, sinking fund, redemption, liquidation or preemption rights. Subject to any limitations specified with respect to the Preferred Stock or any series thereof, dividends may be paid on shares of Common Stock out of any funds legally available therefor, when and as declared by the Board of Directors. Subject to any limitations specified with respect to the Preferred Stock or any series thereof, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets of the Company available for payment and distribution to shareholders shall be distributed ratably in accordance with their holdings to the holders of shares of the Common Stock.

Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. At each election for directors, shareholders are entitled to cumulate their votes by multiplying the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and casting the product for a single candidate or distributing the product among two or more candidates.

Pursuant to the Company’s Bylaws, special meetings of shareholders, except as otherwise provided by law, may be called at any time by the Chairman of the Board of Directors, the President, any two directors, or the Executive Committee of the Board of Directors, if any, and

shall be called by the Secretary upon the request of the holders of twenty-five percent of the shares then outstanding and entitled to vote at such meeting. Action required or permitted to be taken by Arizona law at a shareholders’ meeting may be taken without a meeting if the action is taken by all of the shareholders entitled to vote on the action.

The Company may from time to time enter into certain agreements which set restrictions on the amount of dividends that it may declare and pay and restrict the circumstances under which such dividends may be declared and paid.

Item 2.	Exhibits

Exhibit No.	Description

3.1	Restated Articles of Incorporation of the Company, filed with the ACC on August 11, 1994, as amended by Amendment to Article Fourth of the Company’s Restated Articles of Incorporation, filed with the ACC on May 17, 1996 and as further amended by Articles of Amendment, filed with the ACC on September 3, 2009 (Incorporated by reference to Form 10-K for the year ended December 31, 1996, File No. 1-5924 – Exhibit No. 3(a) and Form 10-K/A for the year ended December 31, 2010, File No. 1-13739 – Exhibit No. 3(a)(1)).

3.2	Bylaws of the Company, as amended as of August 31, 2009 (Incorporated by reference to Form 10-Q for the quarter ended September 30, 2009, File No. 1-13739 – Exhibit No. 3.1).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

November 1, 2011		TUCSON ELECTRIC POWER COMPANY

	By:	/s/ Kevin P. Larson
Name: Kevin P. Larson
Title: Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

3.1	Restated Articles of Incorporation of the Company, filed with the ACC on August 11, 1994, as amended by Amendment to Article Fourth of the Company’s Restated Articles of Incorporation, filed with the ACC on May 17, 1996 and as further amended by Articles of Amendment, filed with the ACC on September 3, 2009 (Incorporated by reference to Form 10-K for the year ended December 31, 1996, File No. 1-5924 – Exhibit No. 3(a) and Form 10-K/A for the year ended December 31, 2010, File No. 1-13739 – Exhibit No. 3(a)(1)).

3.2	Bylaws of the Company, as amended as of August 31, 2009 (Incorporated by reference to Form 10-Q for the quarter ended September 30, 2009, File No. 1-13739 – Exhibit No. 3.1).

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